Exhibit 99.1

Twilio Welcomes Jeff Immelt to Twilio Board of Directors

SAN FRANCISCO, June 20, 2019 -- Twilio (NYSE:TWLO), the leading cloud communications platform, is pleased to welcome Jeff Immelt, former chairman and CEO of General Electric (GE) and current venture partner at New Enterprise Associates, to the Twilio Board of Directors. Immelt brings nearly 20 years of executive and boardroom experience at the helm of a world-leading global enterprise to Twilio.

“Jeff is a world class leader with deep experience guiding global operations at scale,” said Jeff Lawson, CEO and co-founder of Twilio. “His contributions will be invaluable as we help enterprises across the globe use the right communication channels to establish and nurture digital engagement with their customers.”

During Immelt’s sixteen year tenure as CEO at GE, he led the company through several innovative changes, including leading GE’s digital transformation and reshaping the company’s global strategy and footprint to leverage innovative technologies. GE is a preeminent global company, with more than half of its total revenue generated outside of the U.S. Under Immelt’s leadership, revenue from emerging markets quadrupled and GE built a presence in other critical growth markets.

“Twilio is leading the charge in business communications at scale,” said Immelt. “I am thrilled to join the company at such a pivotal point in their trajectory, and look forward to advising Twilio as it continues to fuel the future of communications.”

Immelt has been named one of the "World's Best CEOs" three times by Barron's, and saw GE named "America's Most Admired Company" by Fortune magazine during his time as CEO. He earned a bachelor’s degree in applied mathematics from Dartmouth College and a master’s of business administration from Harvard University.

Immelt will also be a member of Twilio’s Compensation Committee. He joins other Twilio directors, including Elena Donio, CEO of Axiom; Donna Dubinsky, CEO and board chair of Numenta; Jeff Epstein, operating partner at Bessemer Venture Partners; Rick Dalzell, former SVP and CIO of Amazon; Byron Deeter, partner at Bessemer Venture Partners; Erika Rottenberg, general counsel of the Chan Zuckerberg Initiative; and Twilio chairman, CEO and co-founder Jeff Lawson.

About Twilio
Millions of developers around the world have used Twilio to unlock the magic of communications to improve any human experience. Twilio has democratized communications channels like voice, text, chat, video and email by virtualizing the world’s communications infrastructure through APIs that are simple enough for any developer to use, yet robust enough to power the world’s most demanding applications. By making communications a part of every software developer's toolkit, Twilio is enabling innovators across every industry — from emerging leaders to the world’s largest organizations — to reinvent how companies engage with their customers.
Source: Twilio Inc.